UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                                (Amendment No. )


                               BarPoint.com, Inc.
                             -----------------------
                                (Name of Issuer)

                                     Common
                            ------------------------
                         (Title of Class of Securities)

                                    068296102
                             -----------------------
                                 (CUSIP Number)

           Gregory Sichenzia, 1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                                 (212) 930-9700


                                September 9, 1996
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)
          [x]  Rule 13d-(c)
          [_]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                           Page 2 of 5 Pages

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                       Matthew C. Schilowitz  ####-##-####
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [x]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION
             USA

-------------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

-------------------------------------------------------------------------------
5.   SOLE VOTING POWER

-------------------------------------------------------------------------------
6.   SHARED VOTING POWER

-------------------------------------------------------------------------------
7.   SOLE DISPOSITIVE POWER

-------------------------------------------------------------------------------
8.   SHARED DISPOSITIVE POWER

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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
  SHARES*
                                                                         [ ]
-------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

-------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*
                                    IN

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 3 of 5 Pages

--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:
                  BarPoint.com, Inc.

--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:
                         2200 SW 10th Street
                         Deerfield Beach, Florida 33442

--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:
                  Matthew C. Schilowitz

--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:
                  Box 549
                  Speonk, NY 11972
-------------------------------------------------------------------------------
Item 2(c).  Citizenship:

                  United States

--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

Common Stock

--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:     068296102


--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.
(b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange Act.
(d) [_] Investment company registered under Section 8 of the Investment Company Act.
(e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)  [_]  Group,  in accordance with Rule 13d-1(b)(1)(ii)(J).

                                                           Page 4 of 5 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:
                  1,685,558

     (b)  Percent of class:
                  6%

     (c)  Number of shares as to which such person has:
                  1,189,953
          (i) Sole power to vote or to direct the vote 1,189,953 (ii) Shared power to vote or to direct the vote -0-, (iii) Sole power to dispose or to direct the disposition of -0- (iv) Shared power to dispose or to direct the disposition of -0-

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Item 5.  Ownership of Five Percent or Less of a Class.
N/A
--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.
N/A
--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
N/A
--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.
N/A
--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.
N/A
--------------------------------------------------------------------------------
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 5 of 5 Pages



                                                     SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                             June 3, 2002
                                                              ----------------
                                                                       (Date)

                                                         Matthew C. Schilowitz
                                                             -------------------
                                                                   (Signature)




Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).